EXHIBIT 99.1

For Immediate Release: January 20, 2011

Occidental to Join ADNOC in Developing Giant Shah Gas Field in the UAE

•	Shah Gas Field one of the largest in the Middle East
•	Oxy to hold 40-percent participating interest
•	Agreement in principle for 30-year contract

LOS ANGELES, January 20, 2011 -- Occidental Petroleum Corporation (NYSE:OXY) announced today it has been selected by the Government of Abu Dhabi to participate in the development of Abu Dhabi’s Shah gas field, one of the largest gas fields in the Middle East. Under the terms of the new agreement in principle, Oxy will hold a 40-percent participating interest in a 30-year contract. The Abu Dhabi National Oil Company (ADNOC) holds the remaining 60-percent interest.
"We are honored that the Abu Dhabi government has chosen Oxy to participate in this major gas project,” said Dr. Ray R. Irani, Occidental's Chairman and Chief Executive Officer. “Production at the Shah Field will be an important future resource to fill the rapidly expanding regional demand for gas.”
"This is another important step in the implementation of our growth strategy and in our relationship with the Emirate of Abu Dhabi. The development of this field under the agreement provides an exciting opportunity to create value for the people of Abu Dhabi and for our stockholders,” said Dr. Irani.
The Shah gas project involves development of high-sulfur content reservoirs within the Shah field, located onshore approximately 180 km (110 miles) southwest of the city of Abu Dhabi. The project will involve development of several gas gathering systems, construction of new gas and liquid pipelines and processing trains to process 1 billion cubic feet of high-sulfur content gas. This is anticipated to produce approximately 500 million cubic feet per day of network gas and a significant amount of condensate and natural gas liquids.
ADNOC is already in the process of developing the field with the majority of project engineering procurement and construction contracts already awarded. Production from the field is scheduled to begin in 2014.

(More)

Capital expenditures are estimated to be in the range of $10 billion for the project with Oxy’s share proportional to its ownership.
Oxy’s international assets account for approximately 45 percent of the company’s worldwide production and approximately 55 percent is produced from the United States.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in North America, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.
Forward-Looking Statements
Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; not successfully completing, or any material delay of, any development of new fields, expansion projects, capital expenditures, efficiency-improvement projects, acquisitions or dispositions; potential failure to achieve expected production from existing and future oil and gas development projects; exploration risks such as drilling unsuccessful wells; any general economic recession or slowdown domestically or internationally; higher-than-expected costs; potential liability for remedial actions under existing or future environmental regulations and litigation; potential liability resulting from pending or future litigation; general domestic and international political conditions; potential disruption or interruption of Occidental’s production or manufacturing or damage to facilities due to accidents, chemical releases, labor unrest, weather, natural disasters, political events or insurgent activity; failure of risk management; changes in laws or regulations; or changes in tax rates. Words such as “estimate”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “intend”, “believe”, “expect” or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their SEC filings, to disclose only reserves anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. We use certain terms in this presentation, such as net risked reserve exposure and net risked reserve potential, that the SEC’s guidelines strictly prohibit us from using in our SEC filings. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in Occidental's Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

-0-

Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184
On the web: www.oxy.com

3